Exhibit 10.13

NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

1.    Parties. This Non-Solicitation and Confidentiality Agreement (the “Agreement”) is entered into by Pulaski Financial Corp., its present and future subsidiaries, affiliates, and assigns (collectively hereinafter “Employer”) and ________________ (hereinafter “Employee”). In consideration of the granting of stock option awards to Employee for shares of stock in Pulaski Financial by the Board of Directors of Pulaski Financial, pursuant to the recommendation of the Compensation Committee at its meeting on November 30, 2007, and Employee’s employment or continued employment by the Employer, access to some of Employer’s confidential information, and other good and sufficient consideration, receipt of which is hereby acknowledged, the Employee agrees to the terms of this Agreement.

2.    Employee Acknowledgment. Employee acknowledges that Employer’s relationships with its customers, employees and other business associations are among Employer’s most important assets, and that developing, maintaining and continuing these relationships is one of Employer’s highest priorities. Employee further understands that he or she will be relied upon to develop and maintain the goodwill of these relationships on behalf of the Employer throughout the course of the employment relationship. Employee further acknowledges and agrees that the restrictions in this Agreement are reasonable to protect Employer’s rights under this Agreement and to safeguard the Company’s confidential information and aforementioned relationships.

3.    Non-Solicitation of Referral Sources and Customers of Employer. During Employee’s employment with Employer and, if Employee terminates his/her employment with Employer for any reason, or if Employer terminates Employee’s employment for cause, for a period of one (1) year after the date of such termination (the “Termination Date”), Employee agrees that he or she will not, directly or indirectly, by any means or device whatsoever, for any person, business or entity in competition with or providing the same services as Employer, call upon, solicit, divert, or accept business from any customers of Employer who were customers of Employer at any time during the one year period preceding Employee’s Termination Date, and with which Employee had contact during his or her employment with Employer or about which Employee became aware during Employee’s employment with Employer.

4.    Non-Solicitation of Employees. During Employee’s employment with Employer and, if Employee terminates his/her employment with Employer for any reason, or if Employer terminates Employee’s employment for cause, for a period of one (1) year after the Termination Date, Employee will not, directly or indirectly, either for Employee or for any other person, firm, employer or corporation: (1) call upon, solicit, divert, or hire, or attempt to solicit, divert, or hire any of the employees of Employer or (2) call upon, solicit, divert, or hire or attempt to solicit, divert, or hire any former employee of the Employer during the first six months after such former employee’s termination of employment with Employer.

5.    Return of Employer’s Records. Employee agrees that upon termination of Employee’s employment, for any reason whatsoever, Employee will immediately deliver to the Employer in good condition all records kept by Employee containing the names, addresses or any other information with regard to referral sources or customers of the Employer, or concerning any operational, financial or other documents of Employer given to Employee during Employee’s employment with Employer. Employee also agrees that he or she will not retain any copies (whether hard copy or electronic) of the foregoing information.

6.    Non-Disclosure by Employee. Employee acknowledges and agrees that any confidential information obtained by Employee while employed by the Employer, including but not limited to customer lists and customer contacts, referral lists and referral contacts, financial, promotional, marketing, training or operational information, and employment data is highly confidential, and is important to the Employer and to the effective operation of the Employer’s business. Employee therefore agrees that while employed by the Employer, and at any time thereafter, Employee will make no disclosure of any kind, directly or indirectly, concerning any such confidential matters relating to the Employer or any of its activities.

7.    Change in Control. In the event that there is a change in control, the non-solicitation agreements in paragraphs 3 and 4 shall not be enforceable. For purposes of this Agreement, a “change in control” means any of the following events:

a.	Merger: The Employer merges into or consolidates with another entity, or merges another corporation into the Employer, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Employer immediately before the merger or consolidation;

b.	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Employer’s voting securities, but this clause (b) shall not apply to beneficial ownership of Employer voting shares held in a fiduciary capacity by an entity of which the Employer directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

c.	Sale of Assets: The Employer sells to a third party all or substantially all of its assets.

8.    Enforcement. In the event of a breach or threatened breach by the Employee of the provisions of this Agreement, the Employer shall be entitled to obtain a restraining order and/or an injunction restraining the Employee from violating this Agreement in any way. The availability of relief under this paragraph is not cumulative or exclusive and Employer shall have available all other remedies available in law or equity to enforce the terms of this Agreement.

9.    Attorneys’ Fees. In the event that there is a dispute or litigation concerning any aspect of this Agreement, the prevailing party shall be entitled to all costs, including reasonable attorneys’ fees, incurred in such dispute or litigation.

10.    Interpretation of Agreement. The parties covenant that this Agreement shall be construed and governed by Missouri law. No provision of this Agreement shall be construed against any party because that party, or their counsel, drafted the provision.

11.    Severability. It is further the intention of the parties hereto that this Agreement restrict the activities of Employee only to the extent necessary for the protection of the legitimate business interests of Employer, and the parties specifically covenant and agree that should any of the provisions set forth herein be held to be too broad for such purpose or invalid or unenforceable, said provisions will be so interpreted and applied in such a narrower sense as shall be necessary to make the same valid and enforceable. Furthermore, should any term or provision of this Agreement be deemed invalid or unenforceable for any reason, the remaining terms and provisions of this Agreement shall remain in full force and effect.

12.    Jurisdiction and Venue. Any cause of action or litigation of any kind related to the enforceability of this Agreement or any of its terms shall exclusively be initiated in the St. Louis County Circuit Court, State of Missouri.

13.    Employee-at-will. Employer and Employee acknowledge and understand that Employee is an employee at-will and, as a consequence, either party may terminate the employment relationship at any time for any reason or no reason at all.

14.    Entire Agreement. This writing contains the whole and entire agreement of the parties and supersedes all prior and contemporaneous agreements, representations and understandings regarding the issues covered herein.

AGREED AND ACCEPTED:

EMPLOYEE: Signed: Printed Name: Dated:	PULASKI FINANCIAL CORP. By: Its: Dated:

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